NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports Higher First Quarter 2013 Sales, Earnings and
Fabrication Backlog
Spartanburg, South Carolina, April 19, 2013...Synalloy Corporation (Nasdaq:SYNL), a holding company owning subsidiaries that engage in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks, specialty chemicals and fabrication of stainless and carbon steel piping systems, announces that the first quarter of 2013 produced net sales of $57,836,000, up 22% compared to net sales of $47,372,000 for the first quarter of 2012. Net earnings for the first quarter of 2013 were $1,465,000 or $0.23 per share, up 10% over net earnings of $1,337,000, or $0.21 per share for 2012's first quarter. Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP measure of earnings, was $3,749,000 in the first quarter of 2013, or $0.58 per share. This was an increase of 33% over the first quarter of 2012 when EBITDA was $2,816,000, or $0.44 per share.
Metals Segment
Sales in the first quarter of 2013 totaled $44,659,000, an increase of 24% from the same quarter last year. Operating income was $1,935,000 and $1,571,000 for the first quarter of 2013 and 2012, respectively. As described in more detail below, the Company purchased 100% of the common stock of Palmer of Texas ("Palmer") on August 21, 2012. Excluding Palmer's sales results, sales for the first quarter 2013 would have been 1% higher than the prior year. The sales increase resulted from a 15% increase in unit volumes almost entirely offset by a 13% decrease in average selling prices. In the first quarter, the Segment experienced non-commodity unit volumes increasing 36% while commodity unit volume increased 2%. Selling prices for non-commodity and commodity pipe decreased approximately 20% and 12%, respectively, from the prior year. During the first quarter of 2013, the Segment began shipping carbon steel pipe associated with the Bechtel nuclear project. These sales are included in the non-commodity category and resulted in the large unit volume increase. Since the selling price for the carbon steel pipe used on this project is considerably below typical non-commodity sales levels, which would include a majority of higher-priced special alloy pipe sales, average non-commodity selling prices decreased from the first quarter of 2012. First quarter 2013 shipments of stainless steel pipe were constrained as distributors continued to monitor nickel prices and kept their large re-stocking buys on hold, as surcharges fluctuated each month. The Segment remains focused on international sales efforts which show year-over-year growth. Special alloy bookings, backlog and shipments were strong in the first quarter of 2013.
Operating income, which increased $364,000 for the first quarter of 2013 when compared to the same quarter of 2012, was impacted by the following factors:

a)
Palmer was acquired August 21, 2012. Its first quarter results were included in the 2013 Segment information while nothing was included for first quarter of the prior year. Palmer's operating income in the first quarter exceeded the forecast prepared at the time of acquisition. The integration plan has been a primary focus of the management team and has progressed well.

b)
Associated with the acquisition of Palmer, an intangible asset of $9,000,000 was recorded for the customer base acquired by the Company. This asset is being amortized on an accelerated basis which resulted in an amortization charge of $383,000 in the first quarter 2013. This additional amortization, net of taxes, reduced first quarter 2013 earnings per share by $0.04 per share.

c)
Margins were affected in the first quarter from foreign imports. Stainless steel pipe received from Malaysia, Vietnam and Thailand are entering the country at significantly reduced prices. This factor forced the Segment to reduce their prices accordingly to retain market share. The Company, along with two other manufacturers, is pursuing legal action against these manufacturers to stop the illegal dumping of pipe in the United States.

d)
During the first quarter of 2013, Bristol Metals ("BRISMET") added 30 production employees to support the Bechtel nuclear project. Additional costs were incurred as the Company prepared for this initiative. With less than 15% of the estimated revenue from the project realized in the first quarter, the Company expects labor efficiencies and margins to improve in the second and third quarters of this year when the balance of the project is completed.

e)
With the import pricing pressure and the start-up costs associated with the Bechtel project, operating income for BRISMET declined by 63% in the first quarter of 2013 as compared with the same quarter last year.

f)
Declining nickel prices resulted in inventory losses in the first quarter of this year of approximately $566,000 compared to an inventory loss of $907,000 in the first quarter of 2012. The impact to reported earnings was a positive swing of approximately $0.03 per share for the first quarter 2013.

g)
The fabrication unit continued to struggle with lower margin projects in both of its facilities. Cost cutting efforts allowed the unit to generate a small operating profit in the first quarter of 2013 as compared with a small loss in the first quarter of 2012.

Demand for manufactured pipe remains relatively strong, and the fabrication unit has begun to see an improvement in quote requests and orders. See the Outlook Section for more details.
On August 21, 2012, the Company acquired all of the stock of Palmer, a leading manufacturer of liquid storage solutions and separation equipment for the petroleum, municipal water, wastewater, chemical and food industries. In recent years, Palmer's business has been focused on providing fiberglass and steel tanks to the oil industry. Its facility in Andrews, Texas, is strategically located in the heart of the Permian Basin of west Texas and also serves other liquid rich shale areas including the Anadarko Basin, Eagle Ford Shale and the Barnett Shale. The Company paid $27,895,000 for this acquisition through its existing credit facility and a new long-term debt agreement. The prior shareholders of Palmer have the ability to receive earn-out payments ranging from $2,500,000 to $10,500,000 if the business unit achieves targeted levels of EBITDA over a three year period following closing; the Company will have the ability to claw-back portions of the purchase price over a two year period following closing if EBITDA falls below baseline levels. The Company projects earn-out payments over the three year period following closing of $8,500,000. The present value of these future earn-out payments has been accrued as contingent consideration. At quarter end, the Company analyzed the adequacy of this accrual based upon seven months of actual data plus near-term profit projections. It was concluded that the reserve was reasonable and no adjustment is required at this time.
Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the first quarter of 2013 were $13,177,000, which represented a 16% increase when compared to the same quarter of 2012. Overall selling prices decreased 7% in the first quarter when compared to 2012 due in part to a significant increase in usage of a lower cost raw material that is reflected in the selling price. Pounds sold increased 24% during the first quarter when compared to the same time period for 2012. At the same time, fixed operating costs per pound of product produced decreased by 6%. Operating income for the first quarter of 2013 and 2012 was $1,293,000 and $1,129,000, respectively, an increase of 15%. The first quarter of 2012 included a gain of $130,000 from the reversal of a bad debt reserve charge. Excluding this prior year gain, operating income was up 29%. This increase resulted from the Segment increasing contract or tolling sales and strengthening sales to direct customers. The Segment continues to focus on changing the product mix to higher-priced/higher-margin products and controlling operating and support costs.
Other Items
Unallocated corporate expenses increased to $853,000 (1.5% of sales) from $731,000 (1.5% of sales) for the first quarter of 2013 compared to 2012. Additional costs were incurred in 2013 as the Company strengthened its IT support team, improved its SEC reporting software functionality, recorded additional stock option compensation expense and incurred additional professional fees and travel costs associated with the Palmer acquisition. These increased costs were partially offset by lower incentive based bonuses in 2013.
Interest expense increased $253,000 for the first quarter of 2013 compared to the same quarter of 2012 as the result of the additional borrowings associated with the purchase of Palmer in August, 2012. Also, the fair value of the interest rate swap contract decreased $138,000 as of the end of the first quarter when compared to the prior year-end and resulted in an increase to other income for the first quarter of 2013.
Other income for the first quarter of 2012 is comprised of life insurance proceeds received in excess of its cash surrender value for a former officer of the Company.
The Company's cash balance decreased $951,000 during the first three months of 2013 from $1,085,000 at the end of 2012 to $134,000 as of March 30, 2013. As a result of the Company's sales increasing 9% during the first quarter of 2013 compared to the fourth quarter 2012, net accounts receivable resulted in a use of cash since it increased at March 30, 2013 by $4,104,000 from the prior year end. Net inventories increased $859,000 as of the end of the first quarter 2013 compared to the end of 2012 in support of projected sales increases for both segments. The Company generated cash during the first three months of 2013 as accounts payable increased $5,278,000 as of the end of the first quarter of 2013. Accrued expenses decreased or used $3,254,000 of cash as the 2012 management incentive bonuses were paid in February 2013 and some of the cash deposits received from our customers were utilized to offset their product shipments during the first quarter of 2013. Capital expenditures for the first three months of 2013 were $1,420,000. These items contributed to the Company having to borrow $520,000, net, during the first quarter of 2013, resulting in $40,387,000 of bank debt outstanding as of March 30, 2013.

Outlook
The Metals Segment's business is highly dependent on its customers' capital expenditures. We are seeing improvements in this area with many new projects starting and those projects that were previously put on hold are moving again. The Bechtel nuclear job was gearing up in the first quarter of 2013 and sales should be strong in the second and third quarters of 2013. The Metals Segment is experiencing a strong level of inquiries, especially in the chemical area. Even though excess capacity in the fabrication units continues, we are seeing project quote load improvements for both pipe and fabrication jobs. Profit margins on the new project activity are somewhat better than third and fourth quarter 2012 levels. Stainless steel surcharges, which affect our cost of raw materials, declined steadily from March to September 2012 (in the range of 26%). In the fourth quarter, they were basically steady. For the first quarter of 2013, they increased in the range of 10%, but are declining in April and May by 7%. Our inventory gains and losses are determined by a number of factors including sales mix and the holding period of particular products. As a consequence, there may not be a direct correlation between the direction of stainless steel surcharges and inventory profits or losses at a particular point in time. Our experience has been that over the course of a business cycle, this volatility has tended towards zero. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe which should serve us well in the long run. Our market position remains strong in the commodity pipe market and we are experiencing an upswing in special alloy demand. We also continue to be optimistic about the fabrication business over the long term. Management anticipates continued strong sales of fiberglass and steel tanks as the oil drilling boom continues in the Permian Basin and Eagle Ford Shale areas of Texas. During the remainder of 2013, we will continue to focus on gaining production efficiencies at Palmer to increase tank production.
The pipe fabrication backlog has increased over the past several months as the volume of quote activity is becoming quite strong with many projects utilizing special alloy pipe. Our active quote log almost doubled since year end. Approximately 72% of fabrication's current backlog comes from chemical projects. Total fabrication backlog was $24,008,000 at March 30, 2013, $19,254,000 at December 29, 2012 and $16,443,000 at March 31, 2012. In the first half of April, the fabrication unit has booked an additional $5 million in orders.
Specialty Chemicals Segment's sales should continue to show improvement into the second quarter of 2013 when compared to the prior year. Manufacturers Chemicals continues to ramp up the defoamer product line for applications in the water and paint industries and will experience the full year effect in 2013. The Company also expects sales levels to continue to improve throughout the remainder of 2013 as the result of aggressive product pricing, increased growth in sales to direct customers and identifying new sales opportunities for product offerings that have available production capacity. Management expects operating margins to hold steady at current levels in spite of the anticipation of raw material price increases over the next quarter.
For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. In conjunction with our 2012 Palmer acquisition, our expectations for future sales and profits which were included in our financial projections were our best estimates at the time and actual results could be significantly different. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil prices; unforeseen delays in completing the integrations of Palmer; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in Synalloy Corporation's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures. EBITDA is a non-GAAP measure and excludes interest, change in fair value of interest rate swap, income taxes, depreciation and amortization expenses from net income. Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

Contact: Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED
	March 30, 2013	March 31, 2012
(unaudited)

Net sales
Metals Segment	$44,659,000	$36,022,000
Specialty Chemicals Segment	13,177,000	11,350,000
	$57,836,000	$47,372,000
Operating income
Metals Segment	$1,935,000	$1,571,000
Specialty Chemicals Segment	1,293,000	1,129,000
	3,228,000	2,700,000
Unallocated expenses
Corporate	853,000	731,000
Interest and debt expense	299,000	46,000
Change in fair value of interest rate swap	(138,000)	—
Other income	—	(135,000)

Income before income taxes	2,214,000	2,058,000
Provision for income taxes	749,000	721,000

Net income	$1,465,000	$1,337,000

Net income per common share
Basic	$0.23	$0.21
Diluted	$0.23	$0.21

Average shares outstanding
Basic	6,363,000	6,329,000
Diluted	6,421,000	6,379,000

Other data:
EBITDA (1)	$3,749,000	$2,816,000
Backlog - Fabrication	$24,008,000	$16,443,000

(1) The term EBITDA (earnings before interest, change in fair value of interest rate swap, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to EBITDA as shown on next page.

Reconciliation of Net Income to EBITDA	THREE MONTHS ENDED
	March 30, 2013	March 31, 2012
(unaudited)

Reconciliation of net income to EBITDA:
Net income	$1,465,000	$1,337,000
Adjustments:
Interest expense, net	342,000	46,000
Change in fair value of interest rate swap	(138,000)	—
Income taxes	749,000	721,000
Depreciation	937,000	706,000
Amortization	394,000	6,000

EBITDA	$3,749,000	$2,816,000

EBITDA per share	$0.58	$0.44

Condensed Consolidated Balance Sheets	March 30, 2013	December 29, 2012
	(unaudited)

Assets
Cash	$134,000	$1,085,000
Accounts receivable, net	35,282,000	31,178,000
Inventories	51,022,000	50,163,000
Sundry current assets	8,595,000	8,496,000
Total current assets	95,033,000	90,922,000
Property, plant and equipment, net	28,465,000	28,035,000
Goodwill	18,253,000	18,253,000
Intangible asset, net	8,077,000	8,460,000
Other assets	2,873,000	2,837,000

Total assets	$152,701,000	$148,507,000

Liabilities and Shareholders' Equity
Accounts payable	$15,802,000	$10,524,000
Accrued expenses	6,451,000	9,705,000
Current portion of long-term debt	2,274,000	2,274,000
Current portion of contingent consideration	2,500,000	2,500,000
Total current liabilities	27,027,000	25,003,000
Long-term debt	38,113,000	37,593,000
Long-term contingent consideration	5,751,000	5,709,000
Other long-term liabilities	8,427,000	8,428,000
Shareholders' equity	73,383,000	71,774,000

Total liabilities and shareholders' equity	$152,701,000	$148,507,000